SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


|XX|     Filed by the Registrant
|_|      Filed by a Party other than the Registrant

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|XX|     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Washington Mutual, Inc.
                (Names of Registrant as Specified in Its Charter)


    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check appropriate box):

|XX|     No fee required.

|_|      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(j)(2).

|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

|_| Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

     1) Title of each  class of  securities  to which  transaction  applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computes pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
      2) Form, Schedule or Registration Statement No.:
      3) Filing Party:
      4) Date Filed:

Media Contact:       (East Coast)                       (West Coast)
                     Gavin Anderson & Company            Washington Mutual
                     Michael Geczi/Hollis Rafkin-Sax     Bill Ehrlich
                     212-373-0226/0231                   1-800-228-9268

Investor Contact: Washington Mutual
                  JoAnn DeGrande
                  1-206-461-3186


                                 March 13, 1997
                              FOR IMMEDIATE RELEASE


                    WASHINGTON MUTUAL FILES S-4 WITH THE SEC;
                        COST-SAVINGS ESTIMATES CONFIRMED,
                    REVENUE-ENHANCEMENT PROJECTIONS INCREASED

     SEATTLE -- Washington Mutual, Inc. (Nasdaq: WAMU) today filed its S-4 registration statement with the Securities and Exchange Commission detailing the terms and benefits of its merger with Great Western Financial Corporation (NYSE:
GWF).

     "A very thorough analysis of all projections and assumptions was undertaken before Washington Mutual and Great Western filed their joint proxy statement and prospectus today," said Kerry Killinger, Washington Mutual's chairman, president and chief executive officer. "In evaluating the data, we confirmed our earlier pre-tax cost-savings projections of $208 million in 1998 and $340 million in 1999. Moreover, we were pleased to identify even greater revenue enhancements reflecting the powerful asset and capital-generating capabilities of our new entity.

     "We believe this merger will be solidly accretive in 1998 and 1999. This makes a compelling economic case for our friendly combination, which will create a leading west coast consumer banking company."

     In the filing, Washington Mutual estimates that, as a result of the merger, pre-tax net interest income will increase by approximately $113 million in 1998 and $246 million in 1999 over the amounts that the companies estimate they would have achieved on a stand-alone basis. The 1999 figure is an increase from the $163 million figure originally forecast. The company attributed the increase in net interest income to the leveraging of additional capital made available by the merger, which then will be used to support asset growth.

     Washington Mutual also stated today that executives from both companies will begin visiting with key investors over the next week to answer questions about the proposed transaction.

     With a history dating back to 1889, Washington Mutual is a diversified financial services company focusing on families and small- and medium-sized businesses. At year-end, Washington Mutual and its subsidiaries had assets of $44.6 billion and operated more than 550 offices in Washington, California, Oregon, Idaho, Utah, Montana, Arizona, Colorado and Nevada. The company's subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting.

                                       ###

March 14, 1997
Page 3

     This press release contains forward-looking statements regarding the benefits of the merger of Washington Mutual and Great Western, including cost savings to be realized, earnings accretion, transaction charges and additional loan-loss reserves and revenue enhancement opportunities following the merger. Actual results may vary materially from the forward-looking statements as described in Washington Mutual's Current Report on Form 8-K dated March 6, 1997, and its Form S-4 Registration Statement dated March 13, 1997, to which reference is made. These factors include without limitation possible delays in integration of Great Western operations into Washington Mutual's, increases in interest rates which could reduce net interest margin, competitive factors which could adversely affect consumer banking strategy and general economic conditions which negatively impact the volume of loan origination and amount of loan losses.

                                       ###

     Washington Mutual and certain other persons named below may be deemed to be participants in the solicitation of proxies in favor of the approval of the merger of Great Western and a wholly-owned subsidiary of Washington Mutual at special meetings of Great Western and Washington Mutual stockholders which have not yet been scheduled. The participants in this solicitation may include the directors of Washington Mutual (Douglas P. Beighle, David Bonderman, Herbert M. Bridge, J. Taylor Crandall, Roger H. Eigsti, John W. Ellis, Daniel J. Evans, Anne V. Farrell, William P. Gerberding, Kerry K. Killinger, Samuel B. McKinney, Michael K. Murphy, Louis H. Pepper, William G. Reed, Jr., and James H. Stever); the following executive officers of Washington Mutual: William A. Longbrake (Executive Vice President and Chief Financial Officer), Deanna W. Oppenheimer (Executive Vice President), Craig E. Tall (Executive Vice President) and S. Liane Wilson (Executive Vice President); and the following other members of management of Washington Mutual: Karen Christensen (Senior Vice President), JoAnn DeGrande (Vice President), William Ehrlich (Vice President), James B. Fitzgerald (Senior Vice President), Marc Kittner (Senior Vice President and Corporate Counsel) and Douglas G. Wisdorf (Senior Vice President and Deputy Chief Financial Officer). As of the date of this communication, David Bonderman,
J. Taylor Crandall and Kerry K. Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual, respectively. The remaining participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities.